Exhibit 99.1

BIO-TECHNE RELEASES FIRST QUARTER FISCAL 2023 RESULTS

Minneapolis/November 1, 2022/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the first quarter ended September 30, 2022.

First Quarter FY2023 Highlights

●	First quarter organic revenue increased by 7% (5% reported) to $269.7 million.

●	GAAP EPS was $2.21 versus $1.69 one year ago. Current year adjusted earnings per share (EPS) of $1.78 was negatively impacted by $0.12 of unfavorable foreign currency exchange when compared to prior year adjusted earnings per share of $1.83.

●	Diagnostics and Genomics achieved 17% organic growth with strong execution across its entire portfolio.

●	Delivered operating cash flow of $56.1 million, an increase of 16% when compared to the prior year.

●	Continued acceleration of the ExoDx Prostate test resulting in a third consecutive record quarter, as tests performed grew over 70% and revenue increased over 100% year-over-year.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted diluted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic growth, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“I am very pleased with the performance of the Diagnostics and Genomics segment (D&GS), which helped offset the tough year-over-year comparisons we faced in our Protein Sciences segment in Europe and China,” said Chuck Kummeth, President and CEO of Bio-Techne. “In D&GS, we saw increased traction across our portfolio of Spatial Biology solutions, ramping ExoDx Prostate test volume, increased adoption of our Asuragen genetic carrier screening kits, and strength in our Diagnostics Reagents business which led to 17% organic segment growth. For ExoDx Prostate, we delivered a third consecutive record test volume quarter, as year over year test volume increased over 70% and revenue grew over 100% for the quarter. With increasing doctor ordering patterns and a growing base of new physicians ordering the test, I believe fiscal 2023 will be a breakout year for ExoDx Prostate.”

Kummeth continued, “Long-term, we remain incredibly well positioned and under penetrated in some of the highest growth life science tools and diagnostic end markets.  Our leading portfolio of proteomic research reagents and analytical tools, cell and gene therapy workflow solutions, spatial biology products, liquid biopsy technologies and diagnostic reagents position Bio-Techne to successfully penetrate these markets. We will continue to execute our strategic growth plan, manage through any shorter-term regional economic turbulence, and create value for our stakeholders.”

First Quarter Fiscal 2023

Revenue

Net sales for the first quarter increased 5% to $269.7 million. Organic growth was 7% compared to the prior year, with acquisitions contributing 1% and foreign currency exchange having an unfavorable impact of 3%.

GAAP Earnings Results

GAAP EPS was $2.21 per diluted share, versus $1.69 in the same quarter last year. GAAP EPS was positively impacted in the current year by a gain on the sale of our ChemoCentryx investment and a gain on the sale of our Eminence investment, a partially-owned consolidated subsidiary. GAAP operating income for the first quarter of fiscal 2023 decreased  11% to $56.3 million, compared to $63.2 million in the first quarter of fiscal 2022. GAAP operating margin was 20.9%, compared to 24.5% in the first quarter of fiscal 2022. GAAP operating margin compared to prior year was negatively impacted by foreign currency impacts, year-over-year changes in acquisition related expenses, and unfavorable product mix.

Non-GAAP Earnings Results

Adjusted EPS was $1.78 per diluted share, versus $1.83 in the same quarter last year, a decrease of 3%. Adjusted EPS was negatively impacted by $0.12 due to unfavorable foreign currency exchange, which was partially offset by revenue growth. Adjusted operating income for the first quarter of fiscal 2023 decreased 4% compared to the first quarter of fiscal 2022. Adjusted operating margin was 34.8%, compared to 37.8% in the first quarter of fiscal 2022. Adjusted operating margin decreased compared to the prior year due to unfavorable foreign currency exchange and timing of strategic growth investments, including the acquisition of Namocell.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s first quarter fiscal 2023 net sales were $199.9 million, an increase of 1% from $197.2 million for the first quarter of fiscal 2022. Organic growth for the segment was 3%, with acquisitions contributing 1% and foreign currency exchange having an unfavorable impact of 3%. Protein Sciences segment’s operating margin was 43.0% in the first quarter of fiscal 2023 compared to 45.7% in the first quarter of fiscal 2022. The segment’s operating margin compared to the prior year was negatively impacted by unfavorable foreign currency exchange, timing of strategic growth investments, and acquisitions.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s first quarter fiscal 2023 net sales were $69.9 million, an increase of 15% from $61.0 million for the first quarter of fiscal 2022. Organic growth for the segment was 17%, with foreign currency exchange having an unfavorable 2% impact. The Diagnostics and Genomics segment’s operating margin was 12.4% in the first quarter of fiscal 2023 compared to 12.2% in the first quarter of fiscal 2022. The segment’s operating margin was positively impacted by volume leverage, which was partially offset by unfavorable foreign currency exchange.

Conference Call

Bio-Techne will host an earnings conference call today, November 1, 2022 at 8:00 a.m. CDT. To listen, please dial 1-877-407-9208 or 1-201-493-6784 for international callers, and reference conference ID 13733551. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512- 2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 13733551. The replay will be available from 11:00 a.m. CDT on Tuesday, November 1, 2022 until 11:00 p.m. CST on Thursday, December 1, 2022.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

•	Organic growth
•	Adjusted diluted earnings per share
•	Adjusted earnings
•	Adjusted tax rate
•	Adjusted gross margin
•	Adjusted operating income
•	Adjusted operating margin

• Earnings before interest, taxes, depreciation, and amortization (EBITDA)

• Adjusted EBITDA

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, as well as the impact of partially-owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from partially-owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculation, as those revenues are not fully attributable to the Company. Revenue from partially-owned consolidated subsidiaries was $2.0 million for the quarter ended September 30, 2022.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including non-recurring costs, goodwill and long-lived asset impairments, and gains. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjection assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements, goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially-owned consolidated subsidiaries in the calculation of our non-GAAP financial measures as the revenues and expenses are not fully attributable to the Company.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense.

Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded.

Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition,  general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $1.1 billion in net sales in fiscal 2022 and has approximately 3,000 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio techne.com.

Contact:	David Clair, Vice President, Investor Relations

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER
	ENDED
	9/30/2022	9/30/2021
Net sales	$269,655	$257,719
Cost of sales	90,060	86,722
Gross margin	179,595	170,997
Operating expenses:
Selling, general and administrative	99,375	86,175
Research and development	23,903	21,600
Total operating expenses	123,278	107,775
Operating income	56,317	63,222
Other income (expense)	47,399	4,161
Earnings before income taxes	103,716	67,383
Income taxes	13,982	(1,598)
Net earnings, including noncontrolling interest	$89,734	$68,981
Net earnings (loss) attributable to noncontrolling interest	179	(634)
Net earnings attributable to Bio-Techne	89,555	69,615
Earnings per share:
Basic	$2.28	$1.78
Diluted	$2.21	$1.69
Weighted average common shares outstanding
Basic	39,232	39,094
Diluted	40,543	41,158

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	9/30/2022	6/30/2022
ASSETS
Cash and equivalents	$165,257	$172,567
Short-term available-for-sale investments	37,818	74,462
Accounts receivable, net	174,174	194,548
Inventories	150,009	141,123
Other current assets	24,773	22,856
Total current assets	552,031	605,556

Property and equipment, net	224,098	223,242
Right of use asset	69,745	65,556
Goodwill and intangible assets, net	1,450,952	1,353,623
Other assets	53,895	46,828
Total assets	$2,350,721	$2,294,805

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$76,822	$113,704
Contract liabilities	22,059	23,406
Income taxes payable	17,270	13,237
Contingent consideration payable	7,400	—
Operating lease liabilities - current	12,115	11,928
Current portion of long-term debt obligations	—	12,500
Other current liabilities	1,963	1,243
Total current liabilities	137,629	176,018

Deferred income taxes	112,920	98,994
Long-term debt obligations	264,661	243,410
Operating lease liabilities	64,756	58,133
Long-term contingent consideration payable	8,100	5,000
Other long-term liabilities	11,501	12,239
Stockholders' equity	1,751,154	1,701,011
Total liabilities and stockholders' equity	$2,350,721	$2,294,805

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER
	ENDED
	9/30/2022	9/30/2021
Gross margin percentage - GAAP	66.6%	66.4%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.1%	0.6%
Amortization of intangibles	4.1%	4.0%
Stock-based compensation, inclusive of employer taxes	0.1%	0.1%
Impact of partially-owned consolidated subsidiaries(1)	0.0%	0.1%
Gross margin percentage - Adjusted	70.9%	71.2%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER
	ENDED
	9/30/2022	9/30/2021
Operating margin percentage - GAAP	20.9%	24.5%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.1%	0.6%
Amortization of intangibles	7.2%	7.1%
Acquisition related expenses	0.1%	(0.9)%
Stock-based compensation, inclusive of employer taxes	5.8%	5.4%
Restructuring costs	0.8%	0.5%
Impact of partially owned-consolidated subsidiaries(1)	(0.1)%	0.6%
Operating margin percentage - Adjusted	34.8%	37.8%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party. As disclosed in our use of Non-GAAP Adjusted Financial Measures, the adjusted operating margin percentages excludes partially-owned consolidated revenue and expense amounts. The excluded revenue attributable to partially-owned consolidated subsidiaries impacted the operating margin by (0.3%) for the first quarter of fiscal 2023, and 0.6% for the comparative prior year.  The excluded operating (income)/loss impacted the operating margin by 0.2% for the first quarter of fiscal 2023, and did not materially impact the first quarter of fiscal 2022.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data) (Unaudited)

	QUARTER
	ENDED
	9/30/2022	9/30/2021
Net earnings before taxes- GAAP	$103,716	$67,383
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	300	1,512
Amortization of intangibles	19,283	18,389
Acquisition related expenses	678	(2,262)
Gain on sale of partially owned consolidated subsidiaries	(11,682)	—
Stock-based compensation, inclusive of employer taxes	15,458	13,860
Restructuring costs	2,170	1,185
Investment (gain) loss and other	(38,087)	(6,235)
Impact of partially-owned consolidated subsidiaries(1)	(420)	1,562
Net earnings before taxes - Adjusted(1)	$91,416	$95,394
Non-GAAP tax rate	21.0%	21.0%
Non-GAAP tax expense	19,197	20,033
Non-GAAP adjusted net earnings attributable to Bio-Techne(1)	$72,219	$75,361
Earnings per share - diluted - Adjusted(1)	$1.78	$1.83

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED TAX RATE (In percentages)

(Unaudited)

	QUARTER
	ENDED
	9/30/2022	9/30/2021
GAAP effective tax rate	13.5%	(2.4)%
Discrete items	8.4%	26.3%
Impact of non-taxable net gain	1.6%	—%
Long-term GAAP tax rate	23.5%	23.9%
Rate impact items
Stock based compensation	(3.1)%	(2.1)%
Other	0.6%	(0.8)%
Total rate impact items	(2.5)%	(2.9)%
Non-GAAP adjusted tax rate	21.0%	21.0%

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER
	ENDED
	9/30/2022	9/30/2021
Protein Sciences segment revenue	$199,949	$197,186
Diagnostics and Genomics segment revenue	69,904	60,985
lntersegment revenue	(198)	(452)
Consolidated revenue	$269,655	$257,719

BIO-TECHNE CORPORATTON

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER
	ENDED
	9/30/2022	9/30/2021
Protein Sciences segment operating income	$85,942	$90,100
Diagnostics and Genomics segment operating income	8,638	7,463
Segment operating income	94,580	97,563
Corporate general, selling, and administrative	(1,402)	(210)
Adjusted operating income	93,178	97,353
Cost recognized upon sale of acquired inventory	(300)	(1,512)
Amortization of intangibles	(19,283)	(18,389)
Acquisition related expenses	(297)	2,377
Impact of partially owned-consolidated subsidiaries(1)	647	(1,562)
Stock-based compensation, inclusive of employer taxes	(15,458)	(13,860)
Restructuring costs	(2,170)	(1,185)
Operating income	$56,317	$63,222

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party.

BIO-TECHNE CORPORATTON

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	QUARTER
	ENDED
	9/30/2022	9/30/2021
Net earnings attributable to Bio-Techne	$89,555	$69,615
Net interest expense (income)	3,357	3,216
Depreciation and amortization	26,641	24,734
Income taxes (benefit)	13,982	(1,598)
EBITDA	133,535	95,967
Costs recognized upon sale of acquired inventory	300	1,512
Acquisition related expenses	678	(2,262)
Gain on sale of partially owned consolidated subsidiaries	(11,682)	—
Stock-based compensation, inclusive of employer taxes	15,458	13,860
Restructuring costs	2,170	1,185
Investment (gain) loss and other	(38,087)	(6,235)
Impact of partially-owned consolidated subsidiaries(1)	(420)	1,562
Adjusted EBITDA	$101,952	$105,589

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party.

BIO-TECHNE CORPORATION

CONDENSED CASH FLOW

(In thousands)

(Unaudited)

	QUARTER
	ENDED
	9/30/2022	9/30/2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$89,734	$68,981
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	26,641	24,734
Costs recognized on sale of acquired inventory	300	1,512
Stock-based compensation expense	14,461	11,737
Gain on sale of CCXI investment	(37,176)	(5,277)
Fair value adjustment to available for sale investments	(911)	—
Contingent consideration payments - operating	—	(3,300)
Fair value adjustment to contingent consideration payable	(100)	(2,800)
Gain on sale of Eminence	(11,682)	—
Other operating activities	(25,186)	(47,153)
Net cash provided by operating activities	56,081	48,434
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(9,556)	(6,070)
Acquisitions, net of cash acquired	(101,184)	—
Proceeds from sale of Eminence	17,824	—
Proceeds from sale of CCXI investment	73,219	—
Other investing activities	9	(1,050)
Net cash provided by (used in) investing activities	(19,688)	(7,120)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(12,545)	(12,493)
Proceeds from stock option exercises	11,950	37,880
Long-term debt activity, net	8,661	(41,125)
Contingent consideration payments - financing	—	(700)
Share repurchases	(19,562)	—
Other financing activities	(20,310)	(23,246)
Net cash provided by (used in) financing activities	(31,806)	(39,684)
Effect of exchange rate changes on cash and cash equivalents	(11,897)	(4,400)
Net increase (decrease)in cash and cash equivalents	(7,310)	(2,770)
Cash and cash equivalents at beginning of period	172,567	199,091
Cash and cash equivalents at end of period	$165,257	$196,321